Exhibit 99.1

TortoiseEcofin Acquisition Corp. III Announces the Separate Trading of its Class A Ordinary Shares and Redeemable Warrants, Commencing September 9, 2021

OVERLAND PARK, KANSAS, September 8, 2021 -- TortoiseEcofin Acquisition Corp. III (the “Company”) announced today that commencing September 9, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and redeemable warrants included in the units. Each unit consists of one Class A ordinary share, par value $0.0001 per share, and one-fourth of one redeemable warrant. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and redeemable warrants that are separated will trade on the New York Stock Exchange (the “NYSE”) under the symbols “TRTL” and “TRTL WS,” respectively. Those units not separated will continue to trade on the NYSE under the symbol “TRTL.U.” Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ units into Class A ordinary shares and redeemable warrants.

The units were initially offered by the Company in an underwritten offering. Barclays, Goldman Sachs & Co. LLC and Cantor Fitzgerald & Co. acted as joint book-runners for the offering. Academy Securities, Inc. acted as co-manager for the offering.

A registration statement relating to the units and the underlying securities became effective on July 19, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission (the “SEC”) website at http://www.sec.gov. Alternatively, a copy of the final prospectus relating to the offering may be obtained from Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, email: barclaysprospectus@broadridge.com, tel: (888) 603-5847; Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, email: prospectus-ny@ny.email.gs.com, tel: (866) 471-2526; and Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Ave., 5th Floor, New York, New York 10022, email: prospectus@cantor.com.

ABOUT TORTOISEECOFIN ACQUISITION CORP. III

TortoiseEcofin Acquisition Corp. III was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination. The Company intends to focus its search for a target business in the broad energy transition or sustainability arena targeting industries that provide or require innovative solutions to decarbonize in order to meet critical emission reduction objectives.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

TortoiseEcofin Acquisition Corp. III

Stephen Pang, President and Chief Financial Officer

spang@tortoiseecofin.com